Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President, Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES Announces Reverse Stock Split

MATAWAN, NJ, March 29, 2019 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, announced today the completion of a 1-for-25 reverse stock split of the Company’s outstanding and treasury shares of its Class A common stock and Class B common stock, together with a proportionate reduction in the number of authorized shares of each such class. The par value of the Company’s common stock was unchanged at $0.01 per share after the reverse stock split. The reverse stock split became effective at 12:01 am on March 29, 2019 and the Company’s shares of Class A common stock will begin trading on a split adjusted basis on the New York Stock Exchange (“NYSE”) when the market opens on March 29, 2019 under the Company’s existing symbol “HOV.” The Company’s Class A common stock has been assigned a new CUSIP number of 442487401 and the Company’s Class B common stock has been assigned a new CUSIP number of 442487500 in connection with the reverse stock split.

The amendments to the Company’s certificate of incorporation effecting the reverse stock split and authorized share reduction were approved by the Company’s shareholders at the Company’s annual meeting of shareholders on March 19, 2019. The Company’s Board of Directors approved the reverse stock split at a 1-for-25 ratio also on March 19, 2019. The reverse stock split is primarily intended to increase the per share trading price of the Company’s Class A common stock to regain compliance with the minimum average closing price criteria set forth in the NYSE’s Listed Company Manual.

At the effective time of the reverse stock split, every 25 shares of the Company’s issued shares (including treasury shares) of common stock were converted to one share of common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest or proportionate voting power in the Company, except to the extent that the reverse stock split results in fractional shares. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment.

Hovnanian’s transfer agent, Computershare Inc., is acting as the exchange agent and transfer agent for the reverse stock split. Stockholders holding their shares of common stock in book-entry form or in “street name” need not take any action in connection with the reverse stock split. Stockholders holding their shares of common stock in certificated form will soon receive a letter of transmittal from Computershare with instructions on how to surrender certificates representing pre-split common shares. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About Hovnanian Enterprises, Inc.:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Matawan, New Jersey and, through its subsidiaries, is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes and Brighton Homes®. Additionally, the Company’s subsidiaries, as developers of K. Hovnanian’s® Four Seasons communities, make the Company one of the nation’s largest builders of active lifestyle communities.

Additional information on Hovnanian Enterprises, Inc. can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail list, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

FORWARD-LOOKING STATEMENTS

All statements in this press release that are not historical facts should be considered as “Forward-Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward-looking statements include but are not limited to statements related to the Company’s goals and expectations with respect to its financial results for future financial periods. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic, industry and business conditions and impacts of a significant homebuilding downturn; (2) adverse weather and other environmental conditions and natural disasters; (3) high leverage and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness; (4) availability and terms of financing to the Company; (5) the Company’s sources of liquidity; (6) changes in credit ratings; (7) the seasonality of the Company’s business; (8) the availability and cost of suitable land and improved lots and sufficient liquidity to invest in such land and lots; (9) shortages in, and price fluctuations of, raw materials and labor; (10) reliance on, and the performance of, subcontractors; (11) regional and local economic factors, including dependency on certain sectors of the economy, and employment levels affecting home prices and sales activity in the markets where the Company builds homes; (12) fluctuations in interest rates and the availability of mortgage financing; (13) increases in cancellations of agreements of sale; (14) changes in tax laws affecting the after-tax costs of owning a home; (15) operations through unconsolidated joint ventures with third parties; (16) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment; (17) legal claims brought against us and not resolved in our favor, such as product liability litigation, warranty claims and claims made by mortgage investors; (18) levels of competition; (19) successful identification and integration of acquisitions; (20) significant influence of the Company’s controlling stockholders; (21) availability of net operating loss carryforwards; (22) utility shortages and outages or rate fluctuations; (23) geopolitical risks, terrorist acts and other acts of war; (24) loss of key management personnel or failure to attract qualified personnel; (25) information technology failures and data security breaches; (26) negative publicity; and (27) certain risks, uncertainties and other factors described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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